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                                                                   Exhibit 10.14


                                                                McD Draft 3/9/98

                                       NSM
                     Nakornthai Strip Mill Public Co., Ltd.

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 12, 1998, is between NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED (the "Company") and JOHN W. SCHULTES, an individual ("Employee").

                             BACKGROUND INFORMATION

            A. The Company desires to employ Employee as its President and Chief Executive Officer,

            B. Employee is willing to serve in such capacities and undertake the responsibilities of such positions on the terms and conditions contained herein.

                             STATEMENT OF AGREEMENT

            Section 1. Employment and Term. Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its Chief Executive Officer and President during the Term (as hereinafter defined). Employee's employment by the Company pursuant to this Agreement shall commence on the date hereof and, subject to the terms and conditions of this Agreement, shall continue until March 12, 2006 (the "Term). During the Term, Employee shall be expected to perform such duties and carry out such responsibilities as may be reasonably assigned to him from time to time by the Board of Directors of NSM Management Company (the "Management Co.").

            Section 2. Compensation and Benefits. Except as otherwise provided herein, as compensation for his services to the Company, Employee shall receive during the Term:

                  (a) A base salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the initial rate of $240,000, or equivalent currencies at the Employee's option, per annum, with increases of 5% per annum (calculated on a cumulative, compounded basis) during the Term;

                  (b) At the discretion of the Management Co., an annual bonus based on the Company's return on equity, profitability, operating efficiency and adherence to capital expenditure budgets and construction timetables, payable in such manner and in such amount as determined by the Management Co., with the bonus formula designed to target bonuses of up to the higher of two times annual base salary or one-half percent (0.5%) of net income (calculated assuming an effective tax rate of 40% was paid by the Company), bonus payments shall be made before April 1 of the year following the year for which the amend is made;

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                  (c) Reimbursement for all expense reasonably incurred on
behalf of the Company, and to such periods of sick leave allowance as are reasonable and appropriate for all senior offices of the Company;

                  (d) Rights to participate in any insurance, employee retirement, benefit or welfare plan that is generally available to senior officers of the Company, with participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan;

                  (e) A car and a driver (or if not provided by the Company, additional compensation to cover the cost of a car and driver) to be used for transportation to and from the office during working hours and for business activities and personal use outside working hours;

                  (f) First class coverage health, accident and life insurance for Employee, his wife and children until the age of 21; and an annual health check-up for Employee and his wife at a qualified provider in Asia or the United States;

                  (g) One round trip business class air fare each year to the USA or Europe for Employee, his wife and children until the age of 21;

                  (h) Tuition payment for the children of Employee until high school graduation at the International School Eastern Seaboard (ISE) in Chonburi or an equivalent school in the area;

                  (i) Four weeks paid vacation; and

                  (j) Housing. A single family house for Employee and his family to be built by the Company outside burapha Golf Course as already planned and partially purchased. The Employee has the right to purchase the house and property of book value at anytime during the term of the Agreement. Operation cost will be paid by the Company. If the Employee purchases house and property, the base salary will be increased commensurate with the Company's cost reduction.

                  (k) Relocation. Upon expiration of the Term of the Agreement, the death of the Employee or Termination without Cause, the Company will pay relocation expenses to the United States or Europe per the Employee's or his estate's executors' discretion.

                  (l) Tax Planing. Personal tax counsel for the Employee during and upon expiration of the Term and for the Employee's family in case of death during the Term.

                  (m) Travel Costs. Reimbursement of travel cost for the Employee' wife to accompany on up to four (4) business trips per year.

            Section 3. Stock Options. It is the intent of the Company based on the Management Co.'s decision to institute a stock option plan within twelve months from the date hereof for the benefit of Employee (and perhaps other selected employees), pursuant to which Employee will be granted options to acquire capital stock in the Company for an aggregate price


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such that Employee can reasonably except (based on assumptions, conditions and circumstances selected by the Management Co. and existing at the time of the grant of options) a $2,000,000 gain on such stock if the options are exercised at the expiration of the Term. Such gain is predicated on substantially meeting the financial projections of the high-yield bond transaction of March 1998. Results exceeding these projections are intended to be rewarded with a proportionally increased gain above $2,000,000 and/or additional incentive compensation.

            Section 4. Termination.

                  (a) Employee's employment with the Company may be terminated at any time with or without Cause (as hereinafter defined) by the Company upon notice. If the Employee's employment is terminated by the Management Co. for Cause, then his compensation shall terminate on the effective date of termination. "Cause" shall mean (i) a felony conviction of Employee involving dishonesty or moral turpitude, or (ii) willful misconduct, fraud, embezzlement or flagrant dereliction of duty in the performance or nonperformance of his duties hereunder, provided, however, that the Management Co. shall provide Employee with written notice of any of the events enumerated in the preceding clause 4(a)(ii) and shall give Employee thirty (30) days from such notice to effect a cure of any such event when and if such a cure is reasonably possible in the Company's sole discretion. If the Management Co. terminates Employee's employment without Cause, then the Company shall continue to pay Employee's base salary as severance pay for the remainder of the Term. In addition, the Company shall pay at the customary time for any bonus payments last paid to the Employee during the Term pursuant to subsection 2(b), prorated on a per diem basis for partial fiscal years. To the extent three annual bonus payments have not previously been paid to the Employee, such continuation of Employee's salary and bonus following termination without Cause, if any, shall not be interrupted or cease as a result of his death or disability. If Employee terminates his employment other than for the reasons provided in subsection 4(b) (which termination must be upon at least thirty (30) days notice) then his right to any and all compensation hereunder shall terminate on the day he terminates such employment.

                  (b) If the Management Co., the Company, any Affiliate of the Management Co., or the Company or any third party that purchases a controlling interest in the Management Co. or any Affiliate of the Company (whether by merger, consolidation sale of all or substantially all of its assets, or sale of a majority of the capital stock of the Company or the capital stock of any Affiliate), materially changes Employee's duties, responsibilities or authority with the Company without his consent other than for Cause, Employee shall have the right to terminate his employment with the Company upon notice, in which event the Company shall continue to pay Employee's base salary as severance pay for the remainder of the Term; in addition, the Company shall pay a one-time severance bonus payment equal to the average of the annual bonus payments previously paid to the Employee during the Term pursuant to subsection 2(b), prorated on a per diem basis for partial fiscal years. Such continuation of salary and payment of such one-time severance bonus, if any, shall not be interrupted or cease as a result of Employee's death or disability.

                  (c) The continued payment of salary and the one-time severance bonus pursuant, as the case may be, to subsections 4(a) and 4(b) shall be the exclusive payment due Employee upon the termination of his employment with the Company pursuant to this Agreement.


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All other compensation, benefits and prerequisites shall cease as of the effective date of such termination and no other payments or benefits shall be due hereunder.

                  (d) If, due to physical or mental disability, the Employee shall be unable to perform substantially all of his duties for a continuous period of six (6) months, either the Employee or the Employer may by notice terminate the Employee's employment under, equal to and in the same periodic installments as his base salary, as provided in Section 2 less any amounts payable to the Employee under any benefits paid by Workmen's Compensation, or under any other state disability benefits, including the Employer's long-term disability policy called for by Section 2(f), but only during the remaining period of the original eight (8) year term hereof.

            Section 5. Covenant Not to Compete.

                  (a)   Definitions.

                       (i) The term "Affiliate" means any corporation, limited liability company partnership, person or other entity which, directly or indirectly, through one or more intermediaries, is controlled by or is under common control with the Company, or with Employee, as the case may be;

                       (ii) The term "Compete" means to manage, operate, control or participate in, or have any ownership interests in or make loans to, or aid or advise as an employee, consultant or otherwise, whether directly or indirectly, any business (whether an individual, sole proprietorship, partnership, corporation, firm joint venture, trust or other entity) which is engaged in directly or indirectly, the business of manufacturing, distributing or selling scrap steel substitutes including, but not limited to, coal-based DRI or flat-rolled steel products;

                       (iii) The term "Restricted Period" means the period during which Employee is employed by the Company and for a period of one (1) year thereafter and the period during which the Employee's base salary shall continue to be paid by the Company under Section 4(b);

                       (iv) The term "DRI" means direct reduced iron; and

                       (v) The term "Restricted Area" means, with respect to scrap substitutes and DRI, the entire world, and, with respect to flat-rolled steel product, the countries that currently make up the ASEAN.

            (b) General Covenant. During the Restricted Period neither Employee nor any Affiliate of Employee shall Compete with the Company in the Restricted Area, except if terminated without cause.

            (c) Additional Covenants. During the Term of Employee's employment with the Company and thereafter, neither Employee nor any Affiliate of Employee shall, directly or indirectly (whether as owner, principal, employee, partner, lender or venture with or consultant to any person, firm, partnership, corporation or other entity): (i) cause or seek to cause any of the Company's suppliers, purchasing agents or customers to cease transacting


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business with the Company; (ii) cause or seek to cause any of the Company's prospective suppliers, purchasing agents or customers, as identified in writing by the Company at the time of termination purchasing agents or customers not to transact business with the Company or (iii) cause or seek to cause any of the Company's employees to terminate their employment with the Company.

            (d) Permitted Activities. The foregoing shall not be deemed to prohibit Employee or any Affiliate of Employee from owning shares of capital stock of the Company, from owning investments in publicly traded or privately held companies where Employee and his Affiliates own less than 1% of the outstanding capital stock (provided that such investments do not violate any policies of general application established from time to time by the Company), from serving as a director, trustee or officer of or otherwise participating in educational, welfare, professional, industry or trade, social, religious and civic organizations which do not compete with the Company. Employee shall also have the right to serve as a director of a corporation which does not Compete with the Company.

            (e) Suspension of Restricted Period. In the event Employee breaches the restriction contained in subsection 5(b) hereof, such breach shall suspend and toll the running of the Restricted Period from the date of such breach until such time as such violation ceases.

            Section 6. Confidential Information. Employee shall maintain in strict confidence and shall not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner to Compete with or that is contrary to the interests of the Company, any confidential or proprietary information relating to Company's systems, operations, formulas, processes, computer programs and databases, records, development data and reports, quality control specifications, cost analysis, flow charts, know-how, customer lists, supplier lists, marketing data, personnel data, or any information relating to sales, financial structure or pricing, and other information of like nature. The restriction expires thirty (30) months from termination of employment. Employee acknowledges that all information regarding the Company compiled or obtained by, or furnished to, Employee in connection with his employment or association with the Company is confidential and proprietary information and the Company's exclusive property. Upon demand by the Company, Employee shall surrender to the Company all original and facsimile records, documents and data in his possession pertaining to the company. The Employee is allowed to keep all records and documents which were in his possession before his initial employment with the Company on October 1, 1995.

            Notwithstanding the foregoing, the Company permits and encourages conference participation and participation and publication of Company information designed to promote the image and recognition of the Company's leadership in the steel and scrap substitute industries. The Company also encourages continuing employee education and the use of Company information for such purposes. The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.

            Notwithstanding the foregoing, this provision does not apply to the extent, and only to the extent, such information: (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain through no fault of Employee's, (c) was not acquired by


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Employee in connection with his employment or affiliation with the Company, or
(d) is required to be disclosed by rule of law or by order of a court or governmental body or agency, (e) is required to be disclosed under the provisions of the high yield bond offering, private debt placement, equity investment, and the associated contracts and agreements.

            Section 7. Independent Significance. The restrictive covenants contained herein shall be construed as independent of the other provisions of this Agreement, and the existence of any claim or cause of action of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the restrictive covenants contained herein.

            Section 8. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability or any other provisions of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.

            Section 9. Nonwaiver. No failure or delay be either party in exercising such party's rights hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any further exercise of any right, power, or privilege by such party.

            Section 10. Notices. All notices and other communications hereunder shall be in writing and shall be either personally delivered or mailed by certified mail, return receipt requested, addressed as follows:

            if to the Company:      Nakornthai Strip Mill Public Company Limited
                                    9 Ramkhamhaeng Road
                                    19th Floor, UM Tower
                                    Suanluang, Bangkok  10250
                                    Attention:  Board of Directors

            if to Employee:         John W. Schultes
                                    Burapha Golf
                                    JHL Village 14 H
                                    Bowin, Sriracha, Chonburi  20230

or such other address as either party notifies the other by certified mail or personal delivery. Notice shall be deemed given when personally delivered or when deposited in the United States mail.

            Section 12. Expenses. In any legal action brought to enforce the provisions of this Agreement, the non-prevailing party will, upon demand, pay to the prevailing party the amount of any and all reasonable expenses, including the reasonable fees and expenses of such prevailing party's counsel, which any such prevailing may incur in connection with (a) the exercise


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or enforcement of any of its rights hereunder, or (b) the failure by the non-prevailing party to perform or observe any of the provision hereof.

            Section 13. Miscellaneous.

                  (a) This Agreement is for personal services to be provided by Employee and shall not be assigned or transferred by Employee to, and Employee's obligations hereunder shall not be performed by, any other party.

                  (b) Employee represents and warrants that he is not under any obligation, contractual or otherwise, to any person, firm, corporation or entity which would prevent his entering into this agreement or performing his obligations hereunder.

                  (c) This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior ad contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

                  (d) Headings shall not be considered part of this Agreement. They are included solely for convenience and are not intended to be full or accurate descriptions of the contents hereof.

                  (e) This Agreement shall be governed by, and construed in accordance with, the laws of Ohio.

                  (f) This Agreement shall inure to the benefit of Employee and the Company and their respective representatives, successors and permitted assigns and shall bind the Company and Employee and their respective representatives, successors and permitted assigns. The Company shall have the right, without Employees consent, to assign or transfer this Contract or the benefits or obligations hereof or any part hereof to the Company's lenders.

                  (g) The Company represents and warrants to Employee as follows:

                        (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of The Kingdom of Thailand and has all requisite corporate power and authority to enter into, execute, and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby: and

                        (ii) The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Agreement constitutes a legally valid and binding obligation of the Company enforceable against the Company by Employee in accordance with its term.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        /s/ John W. Schultes
                                        -----------------------------
                                        JOHN W. SCHULTES

                                        NAKORNTHAI STRIP MILL PUBLIC
                                        COMPANY LIMITED


                                        By: /s/  Sawasdi Horrangruang
                                        -----------------------------
                                        Its: Chairman
                                        -----------------------------